Exhibit 10.16
AWARD NOTICE
UNDER THE AMAG PHARMACEUTICALS, INC.
LONG-TERM INCENTIVE PLAN

Name of Participant:
No. of Restricted Stock Units:	(the “Target Award”)
Grant Date of Target Award:
Performance Measurement Period:
Pursuant to the AMAG Pharmaceuticals, Inc. Long-Term Incentive Plan (the “LTI Plan”) under the Company’s Fourth Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”), AMAG Pharmaceuticals, Inc. (the “Company”) has selected the Participant named above to be awarded the Target Award specified above, subject to the terms and conditions of the LTI Plan, the 2007 Plan and this Award Notice. Capitalized terms used but not defined in this Award Notice shall have the meaning given such terms in the LTI Plan. A copy of the LTI Plan is attached hereto as Exhibit A.
1.Acceptance of Award. The total number of Restricted Stock Units that may be earned by the Participant (if any) shall be determined by the Company’s performance for the Performance Measurement Period specified above, as set forth in Section 4(b) of the LTI Plan. The actual number of Restricted Stock Units that may be earned could be up to 150% of such Target Award and could also be lower than the Target Award and could be zero.
2.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in the LTI Plan and this Agreement and (ii) shares of Stock have been issued to the Participant in accordance with the terms of the LTI Plan and this Agreement.
3.Termination of Business Relationship.
(a)If, at any time prior to the conclusion of the Performance Measurement Period, the Participant’s Business Relationship terminates for any reason, the Participant shall automatically forfeit the right to receive any portion of the Award.
(b)“Business Relationship” means service to the Company or any of its Subsidiaries, or its or their successors, in the capacity of an employee, officer, director, consultant or advisor. For purposes hereof, a Business Relationship shall not be considered as having terminated during any military leave, sick leave, or other leave of absence if approved in writing by the Company and if such written approval, or applicable law, contractually obligates the Company to continue the Business Relationship of the Participant after the approved period of absence (an “Approved Leave of Absence”). For purposes hereof, a Business Relationship shall include a consulting arrangement between the Participant and the Company that immediately follows termination of employment, but only if so stated in a written consulting agreement executed by the Company.
4.Sale Event. Upon a Sale Event, the Award shall be treated as specified in Section 4(c) of the LTI Plan.
5.Issuance of Shares.
(a)Each Restricted Stock Unit relates to one share of the Company’s Stock. Shares of Stock (if any) shall be issued and delivered to the Participant in accordance with the terms of this Award Notice and of the LTI Plan upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the LTI Plan. The determination of the Administrator as to such compliance shall be final and binding on the Participant.
(b)Subject to Section 3, as soon as practicable following the conclusion of the Performance Measurement Period (the “Vesting Date”) and the determination of the number of Restricted Stock Units earned in accordance with Section 4 of the LTI Plan (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the vested Restricted Stock Units, if any, will be settled in an equal number of shares of Stock (the “Issuance Date”).
(c)Until such time as shares of Stock are issued to the Participant pursuant to the terms hereof and of the LTI Plan, the Participant shall have no rights as a stockholder with respect to any shares of Stock underlying the Restricted Stock Units, including but not limited to any voting rights.
6.Incorporation of Plans. Notwithstanding anything herein to the contrary, this Award Notice shall be subject to and governed by all the terms and conditions of the LTI Plan, including the powers of the Administrator set forth in Section 3 of the LTI Plan, as well as all the terms and conditions of the Company’s 2007 Plan.
7.Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for income tax purposes, the Participant will pay to the Company or, if appropriate, any of its Subsidiaries, or make arrangements satisfactory to the Administrator regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The Company shall satisfy the minimum required tax withholding obligation by withholding from shares of Stock to be issued to the Participant a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.
8.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

9.No Obligation to Continue Business Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Participant’s Business Relationship, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Business Relationship of the Participant at any time.
10.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
11.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Participant (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Participant may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business to the attention of the Company’s Treasurer and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

SIGNATURE PAGE TO AMAG PHARMACEUTICALS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

AMAG PHARMACEUTICALS, INC.

By:
Name:	William K. Heiden
Title:	President and Chief Executive Officer

The foregoing Award is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned, and the undersigned acknowledges receipt of a copy of this entire Agreement, a copy of the 2007 Plan, and a copy of the 2007 Plan’s related prospectus. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Participant (including through an online acceptance process) is acceptable.

Dated:
Participant's Signature

Participant's name and address:

Exhibit A
AMAG PHARMACEUTICALS, INC.
LONG-TERM INCENTIVE PLAN
1.Purpose
This Long-Term Incentive Plan (the “Plan”) is intended to provide an incentive for superior work and to motivate executives and senior management of AMAG Pharmaceuticals, Inc. (the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives and employees. The Plan is for the benefit of Participants (as defined below). Awards made under this Plan constitute Restricted Stock Units under Section 11 of the Company’s Third Amended and Restated 2007 Equity Incentive Plan (as may be amended from time to time, the “2007 Plan”) and shall be granted under, and subject to, the terms of the 2007 Plan.
2.Definitions
For purposes of this Plan:

(a)	“Administrator” means the Compensation Committee of the Board.

(b)	“Award” means a grant to a Participant hereunder.

(c)
“Award Notice” means a notice or agreement provided to a Participant that sets forth the terms, conditions and limitations of the Participant’s participation in this Plan, including, without limitation, the Participant’s Target Award.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Closing Stock Price” means the Stock Price as of the last day of any Performance Measurement Period.

(f)	“Code” means Internal Revenue Code of 1986, as amended.

(g)
“Dividend Value” shall mean the aggregate amount of dividends and other distributions paid on one share of Stock for which the record date occurred on or after the first day of the Performance Measurement Period and prior to the Issuance Date for the Performance Measurement Period (excluding dividends and distributions paid in the form of additional shares).

(h)	“Effective Date” means February 23, 2017.

(i)	“Employment Agreement” means any applicable agreement between a Participant and the Company governing employment matters.

(j)
“Fair Market Value” means, as of any given date, the fair market value of a security which shall be the closing sale price reported for such security on the principal stock exchange or, if applicable, any other national exchange on which the security is traded or admitted to trading on such date on which a sale was reported. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

(k)	“Grant Date” means the date that the Administrator designates in its approval of an Award in accordance with applicable law as the date on which the Award is granted.

(l)	“Index Companies” means the companies included in the NASDAQ Biotechnology Index, but specifically excluding the Company, as of the first day of the applicable Performance Period.

(m)
“Index Relative TSR Return” means the Company’s Total Shareholder Return during the Performance Measurement Period compared to the Total Shareholder Return of the Index Companies during the Performance Measurement Period. Relative performance will be determined by numerical ranking the Company and the Index Companies according to their respective Total Shareholder Return, with a rank of #1 for the company with the highest Total Shareholder Return through the bottom ranking equal to the total number of companies in the comparison. After this ranking, the percentile ranking of the Company relative to the Index Companies will be determined as follows:

(R-1)
P	=	1	-	N

where:	“P” represents the percentile ranking which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“N” represents the number of Companies in the Index, including the Company.
“R” represents the Company’s numerical ranking among the Index Companies.
For purposes of clarity, if there were 150 Companies in the Index, including the Company, and the Company’s Total Shareholder Return ranked #14, the percentile ranking would be the 91st percentile (1-(14-1/150).

(n)	“Initial Stock Price” means the Stock Price as of the first day of any Performance Measurement Period.

(o)	“Participant” means an executive or senior management of the Company selected by the Administrator to participate in the Plan.

(p)
“Performance Measurement Period” means, unless otherwise specified by the Administrator at the time an Award is granted, the period commencing on the Grant Date and ending on the earlier of (i) the date immediately preceding the third anniversary thereafter or (ii) the date upon which a Sale Event (as defined in the 2007 Plan) shall occur (the earlier of such dates, the “Valuation Date”). There shall be overlapping Performance Measurement Periods.

(q)	“Restricted Stock Units” means the restricted stock units of the Company.

(r)	“Stock” means the Company’s common stock.

(s)
“Stock Price” for each of the Company and the Index Companies means, as of a particular date, the VWAP (volume weighted average price), as determined by Bloomberg, of the common stock of such company for the 20 trading days ending on, and including, such date; provided however, that in the event of a Sale Event, the Company’s Stock Price shall equal the Fair Market Value, as determined by the Administrator in its discretion, of the total consideration paid or payable in the transaction resulting in the Sale Event, for one share of Stock.

(t)	“Target Award” means the target number of Restricted Stock Units that comprise a Participant’s Award for each Performance Measurement Period, as set forth in the Participant’s Award Notice.

(u)
“Total Shareholder Return” means for each of the Company and the Index Companies, with respect to the Performance Measurement Period, the total return (expressed as a percentage) that would have been realized by a shareholder who (a) bought one share of common stock of such company at the Initial Stock Price on the first day of the Performance Measurement Period, (b) reinvested each dividend and other distribution declared during the Performance Measurement Period with respect to such share (and any other shares, or fractions thereof, previously received upon reinvestment of dividends or other distributions or on account of stock dividends), without deduction for any taxes with respect to such dividends or other distributions or any charges in connection with such reinvestment, in additional shares of common stock of such company at a price per share equal to (i) the Fair Market Value on the trading day immediately preceding the ex-dividend date for such dividend or other distribution less (ii) the amount of such dividend or other distribution, and (c) sold such shares on the Valuation Date at the Fair Market Value of such shares on the Valuation Date, without deduction for any taxes with respect to any gain on such sale or any charges in connection with such sale. As set forth in, and pursuant to, Section

3(b) of this Plan, appropriate adjustments to the Total Shareholder Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other events set forth in Section 3(b) for each of the Company and the Index Companies that occur during the Performance Measurement Period.
3.    Administration
(a)    The Plan shall be administered by the Administrator. The Administrator shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to any Award hereunder and the amount of any Award to be paid under the Plan (including the number of shares of Stock issuable to any Participant), provided such determinations are made in good faith and are consistent with the purpose and intent of the Plan. In particular, but without limitation and subject to the foregoing, the Administrator shall have the authority:
(i)    to select Participants under the Plan;
(ii)    to determine the Target Award and any formula or criteria for the determination of the Target Award for each Participant;
(iii)    to determine the terms and conditions, not inconsistent with the terms of this Plan, which shall govern Award Notices and all other written instruments evidencing an Award hereunder, including the waiver or modification of any such conditions;
(iv)    to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and
(v)    to interpret the terms and provisions of the Plan and any Award granted under the Plan (and any Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Plan.
(b)    Notwithstanding anything herein to the contrary and without duplication of Section 3(c) of the 2007 Plan, the Administrator may, in its discretion, make appropriate adjustments to any Award, any Target Award, any Initial Stock Price, any Closing Stock Price or the Total Shareholder Return for any period in connection with or as a result of any of the following events which occur or have occurred after the Effective Date: reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, if the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities.
(c)    Subject to the terms hereof, all decisions made by the Administrator pursuant to the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Administrator, nor any officer or employee of the

Company acting on behalf of the Board or the Administrator shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
4.    Determination and Payment of Awards
(a)    Each Participant’s Award Notice shall specify such Participant’s Target Award for each Performance Measurement Period. The Target Award shall be expressed as a number of Restricted Stock Units.
(b)    The Administrator shall determine during the first 60 days following the end of the Performance Measurement Period the number of Restricted Stock Units that shall vest on account of the Company’s Index Relative TSR Return in accordance with the following table:

Index Relative TSR Return	Percentage of Target Award Vested
Below 25th Percentile	Below Threshold (0%)
25th Percentile	Threshold (50%)
50th Percentile	Target (100%)
75th Percentile or higher	Maximum (150%)

In the event that the Index Relative TSR Return shall fall between the threshold and target or between the target and the maximum, linear interpolation shall be used to determine such number of vested Restricted Stock Units. For purposes of clarity, (i) in no event shall the percentage of the Target Award that vests exceed 150%; and (ii) in the event the Index Relative TSR Return does not equal or exceed the 25th percentile, no portion of the Target Award shall vest. Notwithstanding anything herein to the contrary, if the Total Shareholder Return in a Performance Measurement Period is a negative percentage, then in no event shall the percentage of the Target Award that vests exceed 100%, even if the Total Shareholder Return would result in a greater percentage pursuant to the table above.
(c)    In the event that a Sale Event occurs prior to the end of a Performance Measurement Period, a Participant will be deemed to have earned the number of Restricted Stock Units equal to the higher of (i) the Target Award, multiplied by a fraction, the numerator of which shall be the number of calendar days from the first day of the applicable Performance Measurement Period to the Valuation Date and the denominator of which shall be the number of days in the Performance Measurement Period or (ii) the number of Restricted Stock Units based on the attainment level resulting from the Index Relative TSR Return, calculated from the first day of the applicable Performance Measurement Period through the end of the calendar month immediately preceding the date of the Sale Event pursuant to Section 4(b) above. The foregoing treatment supersedes the treatment of performance awards upon a Sale Event in the Grantee’s Employment Agreement and under the 2007 Plan.

(d)    Vesting and Settlement. Subject to Section 5, and except as otherwise set forth in an Award Notice, as soon as practicable (but in no event later than 74 days) following the conclusion of the applicable Performance Measurement Period, the vested Restricted Stock Units, if any, will be settled in an equal number of shares of Stock (the “Issuance Date”). On the Issuance Date, the Company shall also issue to each Participant a number of shares of Stock determined by multiplying the Dividend Value for the Performance Measurement Period by the number of shares of Stock issued to such Participant pursuant to the first sentence of this Section 4(d) and dividing the product by the Fair Market Value of one share of Stock on the trading day immediately preceding the Issuance Date.
5.    Termination of Employment. Unless otherwise provided in any Award Notice, and notwithstanding anything set forth in an Employment Agreement to the contrary, if at any time prior to the conclusion of any Performance Measurement Period, a Participant’s employment with the Company terminates for any reason, such Participant shall automatically forfeit the right to receive any Award not vested as of the date of termination of employment.
6.    Miscellaneous
(a)    Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time in its discretion without the consent of any Participants, but no such amendment shall adversely affect the rights of the Participants with regard to outstanding Awards. In the event the Plan is terminated, the Company shall determine the Awards payable to Participants based on the Index Relative TSR for each Performance Measurement Period ending on the date of Plan termination. The Awards for each Performance Measurement Period shall be further prorated to reflect the shortened Performance Measurement Period.
(b)    No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company or any of its subsidiaries and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Company or any of its subsidiaries.
(c)    No Transfers. A Participant’s rights in an interest under the Plan may not be assigned or transferred.
(d)    Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of subsidiaries or affiliates and any Participant. To the extent that any Participant holds any rights by virtue of an Award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.
(e)    Governing Law. The Plan and each Award Notice awarded under the Plan shall be construed in accordance with and governed the laws of the State of Delaware, without regard to principles of conflict of laws of such state.

(f)    Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of a Participant for income tax purposes, a Participant will pay to the Company or, if appropriate, any of its Subsidiaries, or make arrangements satisfactory to the Administrator regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount.
(g)    Construction. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.
(h)    Headings. The Section headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of this Plan, the text shall control.
(i)    Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of Participants under the Company’s or its subsidiaries’ benefit plans, programs or policies.
(j)    Effective Date. The Plan shall be effective as of the Effective Date.